Exhibit 21.1

ERock, Inc.

List of Subsidiaries

Entity Name	Jurisdiction of Formation
Enchanted Rock Holdings, LLC	Delaware
Enchanted Rock Management, LLC	Texas
Enchanted Rock, LLC	Texas